Exhibit 11

             Statements Regarding Computation of Per Share Earnings
                        (In thousands, except share data)


                                                              Three months                     Nine months
                                                           ended September 30                ended September 30
                                                         1997             1996              1997             1996
                                                    -----------------------------------------------------------------


Primary Earnings Per Share:

Weighted average number of shares of
     Common Stock outstanding                         31,501,875       23,889,034        29,365,576       21,280,865

Net  effect of dilutive  stock options
   and warrants  based on the Treasury
   stock method using the average fair
   market value in effect for the period                  94,862          777,235           715,801          733,266

                                                       ---------        ---------        ----------       ----------
Weighted Average Share Outstanding                    31,596,737       24,666,269        30,081,377       22,014,131
                                                      ==========       ==========        ==========       ==========

Net Income (Loss)                                    $    (6,557)     $       897       $    (8,133)     $     1,695
Less preferred stock dividends and deemed dividends          154              154               462              462
                                                      ----------       ----------        ----------       ----------
Net Income (Loss) available for common shares        $    (6,711)     $       743       $    (8,595)     $     1,233
                                                      ==========       ==========        ==========       ==========

Net Income (Loss) per share                          $     (0.21)     $      0.03       $     (0.29)     $      0.06
                                                      ==========       ==========        ==========       ==========



Fully Diluted Earnings Per Share:

Weighted average number of shares of
     Common Stock outstanding                         31,501,875       23,889,034         29,365,576      21,280,865

Net effect of dilutive stock options and
     warrants  based on the Treasury stock
     method using the average fair market
     value in effect for the period                       94,862          777,235            715,801         733,266

Net effect of convertible securities                   6,442,558        7,656,406          7,690,399       7,656,406
                                                       ---------        ---------          ---------       ---------
Weighted Average Share Outstanding                    38,039,295       32,322,675         37,771,776      29,670,537
                                                      ==========       ==========         ==========      ==========

Net Income (Loss)                                    $   (6,557)      $       897        $    (8,133)    $     1,695
Add interest expense on convertible debt, net of tax         28                10                 87              31
                                                      ----------       ----------         ----------      ----------
Net Income (Loss) available for common share$            (6,529)      $       907        $    (8,046)    $     1,726
                                                      ==========       ==========         ==========      ==========

Net Income (Loss) per share                          $    (0.17)      $      0.03        $     (0.21)    $      0.06
                                                      ==========       ==========         ==========      ==========
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